EXHIBIT 99.1

Sutron Reports First Quarter Operating Results

May 8, 2012, Sterling, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for the three months ended March 31, 2012.

Summary

For the first quarter ended March 31, 2012, the net loss was $76,109 or $.02 per share as compared to net income of $301,577 or $.07 per share in the first quarter in 2011.    Revenues for the first quarter ended March 31, 2012 were $3,737,181 as compared to $4,880,619 in the first quarter of 2011.

Gross profit for both the first quarter of 2012 and the first quarter of 2011 as a percentage of revenues was 38 percent.  Operating expenses for the first quarter of 2012 were $1,558,085, an increase of $163,911 or 12 percent compared to operating expenses of $1,394,174 for the same quarter a year ago. R&D expenses increased approximately $79,000 as compared to 2011 due to increased product development activities.  Sales and marketing costs increased due to increased bid and proposal activities.  General and administrative costs increased due to increases in temporary personnel and acquisition related activities.

For the quarter ended March 31, 2012, customer orders or bookings totaled $6,535,000 as compared to bookings of $3,479,000 in the first quarter of 2011. The backlog of customer orders at March 31, 2012 was $12,397,000 as compared to $10,346,000 at March 31, 2011.

Outlook

“We remain very optimistic about our prospects for 2012 even though the first quarter was not reflective of the significantly improved business base that is developing”, said Raul McQuivey, Sutron’s Chairman and Chief Executive Officer. “Our first quarter bookings were up 88% over 2011 and, in fact, exceeded our bookings for the first six months of 2011.  We anticipate strong second quarter revenues due to our increased backlog and planned shipments  As stated in previous releases, fluctuations in bookings and revenue are not uncommon to our business which is highly project driven and subject to governmental approval and funding processes. We are also encouraged regarding our opportunities as we continue to see significant demand both domestically and internationally for our products and systems.”

“Our balance sheet remains strong with no debt and approximately $12.4 million of cash on hand, an increase of approximately $3 million from the year end balance, which positions us to fund our growth both organically and through select acquisitions.”

Subsequent Event

On May 1, 2012, the Company announced that it had entered into a definitive agreement to acquire substantially all of the commercial and operating assets of IPS Meteostar for a cash purchase price of $4,175,000 and the assumption of certain liabilities of up to $175,000, subject to a partial escrow to secure certain representations and warranties.  Closing is subject to customary conditions, including receipt of consents from third-parties.  The Company filed an 8-K Statement with the Securities and Exchange Commission on May 4, 2012 with respect to this transaction.

About Sutron Corporation

Sutron Corporation, headquartered in Sterling, Virginia, is a project driven business.  Our quarterly results may fluctuate substantially based upon contract awards that are difficult to project in terms of timing and may be delayed due to differing time frames in securing government approvals.  We provide hydrological, meteorological and oceanic real-time data collection products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies.  Over 50,000 Sutron stations have been installed worldwide.  We manufacture our dataloggers, satellite transmitters and sensors.  Our product and systems are designed to offer commonality of components and uniform interfaces in order to build modular, open, distributed systems that provide excellent performance regardless of the number of sensors or field stations.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION
FINANCIAL SUMMARY

	(Unaudited)
	For the Three Months
	Ended March 31,
HIGHLIGHTS OF OPERATING RESULTS	2012	2011

Revenues	$3,737,181	$4,880,619
Cost of sales	2,310,589	3,031,993
Gross profit	1,426,592	1,848,626
Operating expenses	1,558,085	1,394,174
Operating income	(131,493)	454,452
Interest and other income	11,384	18,125
Income before income taxes	(120,109)	472,577
Income tax expense (benefit)	(44,000)	171,000
Net income	$(76,109)	$301,577
PER SHARE AMOUNTS:
Basic income per share	$(0.02)	$0.07
Diluted income per share	$(0.02)	$0.06

Balance Sheets

	(Audited)	(Audited)
	March 31,	December 31,
	2012	2011

ASSETS
Current Assets:
Cash and cash equivalents	$10,710,762	$8,737,543
Restricted cash and cash equivalents	725,763	760,037
Certificates of deposit	925,260	924,294
Accounts receivable, net	4,152,598	6,754,434
Inventory	4,222,137	3,520,530
Prepaid items and other assets	315,615	322,369
Income taxes receivable	552,535	383,943
Deferred income taxes	496,000	481,000
Total Current Assets	22,100,670	21,884,150

Property and Equipment, Net	1,423,605	1,524,880
Other Assets
Goodwill	570,150	570,150
Other Assets	99,985	103,591
Total Assets	$24,194,410	$24,082,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$904,874	$799,007
Accrued payroll	109,605	337,563
Other accrued expenses	1,645,032	1,573,409
Billings in excess of costs and estimated earnings	348,078	201,015
Total Current Liabilities	3,007,589	2,910,994
Long-Term Liabilities
Deferred rent	1,130,071	1,127,860
Deferred income taxes	72,000	69,000
Total Long-term Liabilities	1,202,071	1,196,860
Total Liabilities	4,209,660	4,107,854
Stockholders’ Equity
Common stock, 12,000,000 shares authorized;
4,709,632 and 4,704,632 issued and outstanding	47,097	47,047
Additional paid-in capital	4,224,099	4,173,828
Retained earnings	15,854,442	15,930,551
Accumulated other comprehensive loss	(140,888)	(176,509)
Total Stockholders’ Equity	19,984,750	19,974,917
Total Liabilities and Stockholders’ Equity	$24,194,410	$24,082,771